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                                                                    EXHIBIT 11

                        CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                                 (UNAUDITED)
                  (in thousands, except per share amounts)


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                                                         Quarter Ended March 31
                                                         ----------------------
                                                            1994        1993
                                                         ---------    ---------
Primary:
  Average number of common shares outstanding             15,202        14,943
  Incremental shares calculated using the
    Treasury Stock method                                     84            93
                                                         -------       -------
                                                          15,286        15,036
                                                         =======       =======

  Net income                                             $23,469       $22,904
  Less cash dividends paid on convertible
    preferred stock:
    Series A paid ($.40 paid per share)                     (273)         (343)
    Series B paid ($.315 paid per share)                  (9,407)       (9,283)
                                                         -------       -------

  Net income available to common stockholders            $13,789       $13,278
                                                         =======       =======

  Primary net income per share                             $0.90         $0.88
  Fully diluted:
    Average number of common shares outstanding           15,202        14,943
    Assumed conversion of convertible
      preferred stock:
      Series A                                               632           817
      Series B                                                 *             *
      Incremental shares calculated using the
        Treasury stock method                                 82           108
                                                         -------       -------

                                                          15,916        15,868
                                                         =======       =======

  Net income                                             $23,469       $22,904
  Less cash dividends paid on the Series B
    preferred stock                                       (9,407)       (9,283)
                                                         -------       -------

  Net income                                             $14,062       $13,621
                                                         =======       =======

  Fully diluted net income per share                       $0.88         $0.86

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*  The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.